Exhibit 99.1

Contact: Kathleen Campbell, Marketing Director	First Citizens National Bank
570-662-0422	15 S. Main Street
570-662-8512 (fax)	Mansfield, PA 16933

Citizens Financial Services, Inc. Reports First Quarter 2010 Earnings

MANSFIELD, PENNSYLVANIA— April 26, 2010 – Citizens Financial Services, Incorporated (OTC BB: CZFS), parent company of First Citizens National Bank, has released its unaudited financial performance for the first quarter ended March 31, 2010.

Record net income for the three months ended March 31, 2010 totaled $2,746,000, which compares to $2,346,000 for the first quarter of 2009.  This represents an increase of $400,000, or 17.1%.  Earnings per share of $.96 increased 17.1% from $.82 per share for the same period last year.  Annualized return on equity for the comparable periods was 18.22% and 17.59%, while return on assets was 1.50% and 1.41%, respectively.

As of March 31, 2010, total assets were $749.9 million, which was an increase of $20.4 million from December 31, 2009, and an increase of $75.2 million since the end of March, 2009.  Investment securities total $217.0 million, an increase of $18.4 million since year-end.  Since the end of 2009, net loans have increased $8.0 million, or 1.8%, and currently total $459.5 million.  The overall financial strength of First Citizens, the impact of the Marcellus Shale gas play, and other factors have led to continued, strong deposit growth.  As such, total deposits of $624.4 million have increased $18.8 million from December 31, 2009.

CEO and President Randall E. Black stated, “We continue to remain focused on our disciplined credit underwriting standards.  The ongoing economic environment has had an impact on credit quality as non-performing assets as a percent of loans increased slightly from the end of the year from 1.55% to 1.69% at the end of March.  However, we continue to compare favorably to other financial institutions in our peer group.  Additionally, I would draw your attention to our annualized net-charge-offs as a percent of total loans through the 1st quarter of 0.04%, which is also well below our peer group.  The provision for loan losses for the three months ended March 31, 2010 was $305,000 compared to $150,000 for the same period last year.”

Stockholders’ equity totaled $63.7 million at March 31, 2010, representing an increase of $2.2 million, or 3.6%, from December 31, 2009.  Book value per share at March 31, 2010 was $21.44 compared with $20.71 last December, an increase of 3.5%.  On April 6, 2010, a cash dividend of $.255 per share was declared and will be paid on April 30, 2010 to shareholders of record, as of April 16, 2010, which represents an increase of 4.1% over the April 2009 dividend.  First Citizens remains well capitalized with capital levels exceeding regulatory levels.  “Our continued, outstanding financial performance gives us the ability to provide a very attractive dividend yield to our shareholders,” stated Mr. Black.

Citizens Financial Services, Inc. has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties, Pennsylvania and Allegany County, New York, where their 17 offices are located.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31	December 31	March 31
(in thousands except share data)	2010	2009	2009
ASSETS:
Cash and due from banks:
Noninterest-bearing	$ 9,190	$ 9,505	$ 10,677
Interest-bearing	15,322	21,944	11,021
Total cash and cash equivalents	24,512	31,449	21,698

Available-for-sale securities	216,969	198,582	173,812

Loans (net of allowance for loan losses: $5,151 at March 31, 2010;
$4,888 at December 31, 2009 and $4,498 at March 31, 2009)	459,495	451,496	433,080

Premises and equipment	12,450	12,227	11,631
Accrued interest receivable	3,538	3,141	3,345
Goodwill	10,256	10,256	10,256
Bank owned life insurance	12,791	12,667	12,296
Other assets	9,842	9,659	8,566

TOTAL ASSETS	$ 749,853	$ 729,477	$ 674,684

LIABILITIES:
Deposits:
Noninterest-bearing	$ 60,993	$ 60,061	$ 56,518
Interest-bearing	563,404	545,498	498,058
Total deposits	624,397	605,559	554,576
Borrowed funds	53,429	54,115	56,764
Accrued interest payable	1,827	2,037	2,027
Other liabilities	6,461	6,239	6,878
TOTAL LIABILITIES	686,114	667,950	620,245
STOCKHOLDERS' EQUITY:
Common stock
$1.00 par value; authorized 10,000,000 shares; issued 3,076,253 shares at
March 31, 2010 and December 31, 2009; 3,048,289 shares at March 31, 2009	3,076	3,076	3,048
Additional paid-in capital	13,527	13,457	12,833
Retained earnings	49,381	47,353	42,697
Accumulated other comprehensive income	2,205	2,041	203
Treasury stock, at cost: 206,421 shares at March 31, 2010; 204,437 shares at
December 31, 2009 and 202,087 shares at March 31, 2009	(4,450)	(4,400)	(4,342)
TOTAL STOCKHOLDERS' EQUITY	63,739	61,527	54,439
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 749,853	$ 729,477	$ 674,684

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
	Three Months Ended
	March 31,
(in thousands, except per share data)	2010	2009
INTEREST INCOME:
Interest and fees on loans	$ 7,734	$ 7,477
Interest-bearing deposits with banks	14	2
Investment securities:
Taxable	1,335	1,640
Nontaxable	641	471
Dividends	6	7
TOTAL INTEREST INCOME	9,730	9,597
INTEREST EXPENSE:
Deposits	2,542	2,915
Borrowed funds	441	523
TOTAL INTEREST EXPENSE	2,983	3,438
NET INTEREST INCOME	6,747	6,159
Provision for loan losses	305	150
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	6,442	6,009
NON-INTEREST INCOME:
Service charges	853	812
Trust	146	163
Brokerage and insurance	82	100
Investment securities gains, net	64	16
Earnings on bank owned life insurance	124	121
Other	121	142
TOTAL NON-INTEREST INCOME	1,390	1,354
NON-INTEREST EXPENSES:
Salaries and employee benefits	2,441	2,296
Occupancy	306	321
Furniture and equipment	106	110
Professional fees	180	131
FDIC insurance	237	375
Other	1,058	1,139
TOTAL NON-INTEREST EXPENSES	4,328	4,372
Income before provision for income taxes	3,504	2,991
Provision for income taxes	758	645
NET INCOME	$ 2,746	$ 2,346

Earnings Per Share	$ 0.96	$ 0.82
Cash Dividends Paid	$ 0.25	$ 0.24

Weighted average number of shares outstanding	2,870,481	2,872,476

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Financial Highlights

	Three Months Ended
	March 31
	2010	2009
Performance Ratios and Share Data:
Return on average assets (annualized)	1.50%	1.41%
Return on average equity (annualized)	18.22%	17.59%
Net interest margin (tax equivalent)	4.34%	4.34%
Cash dividends paid per share	$ 0.25	$ 0.24
Earnings per share	$ 0.96	$ 0.82
Weighted average shares outstanding	2,870,481	2,872,476

Balance Sheet Highlights (dollars in thousands):	March 31, 2010	December 31, 2009	March 31, 2009

Assets	$ 749,853	$ 729,477	$ 674,684
Investment securities:
Available for sale	216,969	198,582	173,812
Loans (net of unearned income)	464,646	456,384	437,578
Allowance for loan losses	5,151	4,888	4,498
Deposits	624,397	605,559	554,576
Stockholders' Equity	63,739	61,527	54,439
Non-performing assets	7,837	7,057	2,906
Non-performing assets to total loans	1.69%	1.55%	0.66%
Annualized net charge-offs to total loans	0.04%	0.09%	0.04%
Average Leverage Ratio	8.30%	8.15%	7.93%
Common shares outstanding	2,869,832	2,871,816	2,846,202
Book value per share	$ 21.44	$ 20.71	$ 19.06